UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue.  See Instructions 1(b).

1. Name and Address of Reporting Person
   Victor D. Alhadeff
   3901 7th Avenue South, Suite 200
   Seattle, WA 98108

2. Issuer Name and Ticker or Trading Symbol
   BRIAZZ, Inc. (BRZZ)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   09/2001

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   CEO and Chairman

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

_________________________________________________________________________________________________________________________________
Table I -- Non-Derviative Securties Acquired, Disposed of, or Beneficially Owned                                                 |
_________________________________________________________________________________________________________________________________|
1. Title of Security     |2.      |3.     |4. Securities Acquired (A)     |5.Amount of     |6. Dir     |7.Nature of Indirect     |
                         |Transaction     |   or Disposed of (D)          |  Securities    |ect        |  Beneficial Ownership   |
                         |        |       |                               |  Beneficially  |(D) or     |                         |
                         |        |    |  |                 | A/|         |  Owned at      |Indir      |                         |
                         |Date    |Code|V |   Amount        | D |    Price|  End of Month  |ect (I)    |                         |
_________________________________________________________________________________________________________________________________|
Common Stock             |9/17/   |J(1)|  | 5000            | A  |  $1.60 |                |           |                         |
                         |2001    |    |  |                 |    |        |                |           |                         |
---------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |9/17/   |J(1)|  | 2000            | A  |  $1.26 |                |           |                         |
                         |2001    |    |  |                 |    |        |                |           |                         |
---------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |9/21/   |J(1)|  | 5000            | A  |  $1.09 |  252,019       |    D      |                         |
                         |2001    |    |  |                 |    |        |                |           |                         |
---------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |        |    |  |                 |    |        |  473,807       |    I      |  By Alhadeff Limited    |
                         |        |    |  |                 |    |        |                |           |  Partnership I          |
_________________________________________________________________________________________________________________________________|


_________________________________________________________________________________________________________________________________
Table II-- Derviative Securties Acquired, Disposed of, or Beneficially Owned                                                     |
_________________________________________________________________________________________________________________________________|
1.Title of Deriviative|2. Con- |3.   |4.     |5.Number of De|6.Date Exer |7.Title and Amount|8.Price|9.Number  |10.|11.Nature of |
  Security            |version |Transaction  |rivative Secu |cisable and |  of Underlying   |of Deri|of Deriva |Dir|   Indirect  |
                      |or Exer |     |       |rities Acqui  |Expiration  |  Securities      |vative |tive      |ect|   Benficial |
                      |cise    |     |       |red (A) or Dis|Date (Month/|                  |Secu   |Securities|(D)|   Ownership |
                      |Price of|     |       |posed of (D)  |Day/Year)   |                  |rity   |Benefi    |or |             |
                      |Deriva- |     |       |              |Date |Expir |                  |       |ficially  |Ind|             |
                      |tive    |     |       |              |Exer-|ation |  Title and Number|       |Owned at  |ire|             |
                      |Secu-   |     |    |  |              |cisa-|Date  |  of shares       |       |End of    |ct |             |
                      |rity    |Date |Code|V |A |  D        |ble  |      |                  |       |Month     |(I)|             |
_________________________________________________________________________________________________________________________________|

Explanation of Responses:

(1) Open market puchase made pursuant to SEC Release No. 44791.


                           /s/ Victor D. Alhadeff            October 5, 2001
                        -----------------------------      -----------------
                        Signature of Reporting Person      Date